Sub-Item 77D: Policies with respect to security investments

Certain funds have revised their investment strategies to the strategies as set forth below:

The Hartford Corporate Opportunities Fund (formerly The Hartford Income Fund)

Principal Investment Strategy: The Fund seeks its goal by investing primarily in a diversified portfolio consisting predominantly of corporate debt securities (including bank loans) that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), finds to be attractive giving consideration to both yield and total return.  The Fund invests, under normal circumstances, at least 80% of its net assets, plus any borrowings for investment purposes, in corporate debt instruments; this policy may be changed at any time by a vote of the Fund’s Board of Directors, with at least 60 days prior written notice to shareholders.  Corporate debt instruments in which the Fund may invest include, but are not limited to, debt securities of corporate and other non-governmental issuers, including dollar-denominated debt securities issued by foreign companies, as well as Bank Loans, convertible debt securities and repurchase agreements for those debt securities.  The Fund invests, under normal circumstances, at least 65% of its total assets in securities rated “BBB” quality or better (by one or more NRSROs or, if unrated by an NRSRO, by the Fund’s sub-adviser) and may invest up to 35% of its total assets in non-investment grade debt securities.  The Fund invests at least 65% of its total assets in debt securities with a maturity of at least one year.  The Fund may invest up to 35% of its total assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and foreign corporations, partnerships and other entities (collectively, “Bank Loans”).  The Fund may invest up to 30% of its total assets in securities of foreign issuers and non-dollar securities (including investments in Bank Loans of foreign issuers) and 10% of its total assets in issues purchased as defaulted securities.  The Fund may invest up to 15% of its total assets in preferred stocks, convertible securities, and warrants (including securities carrying warrants) to purchase equity securities or debt securities or loans.  The Fund may also utilize derivatives to manage portfolio risk or for other investment purposes and may trade securities actively.  While the Fund not may make direct purchases of common stock, from time to time the Fund may hold positions in common stock as a result of certain events, such as, among other things, the exercise of conversion rights or warrants, as well as restructurings or bankruptcy plans of reorganization with respect to an issuer’s securities held by the Fund.

“Investment grade” quality means securities that are rated at the time of purchase within the four highest categories assigned by Moody’s Investor Services, Inc. (“Aaa”, “Aa”, “A” or “Baa”) or Standard & Poor’s (“AAA”, “AA”, “A” or “BBB”) or Fitch, Inc. (“AAA”, “AA”, “A” or “BBB”) or are unrated securities that are judged by Hartford Investment Management to be of comparable quality to securities rated within these four highest categories.  The Fund normally will maintain an average credit quality that is equivalent to at least “Baa3” by Moody’s.

Bonds in which the Fund invests may include, but are not limited to, (1) securities issued or guaranteed as to principal or interest by the U.S. Government, its agencies or instrumentalities; (2) non-convertible and convertible debt securities issued or guaranteed by U.S. corporations or other issuers (including foreign issuers); (3) asset-backed and mortgage-related securities, including collateralized mortgage obligations; (4) securities and loans issued or guaranteed as to principal or interest by a foreign issuer, including supranational entities such as development banks, non-U.S. corporations, banks or bank holding companies, or other foreign issuers; and (5) commercial mortgage-backed securities.

Although the Fund does not have a maximum maturity term restriction, the Fund tends to have a dollar-weighted average maturity of approximately 3-30 years.

Hartford Investment Management uses what is sometimes referred to as a top-down analysis to determine which sectors or industries may benefit or be harmed from current and future changes in the economy.  The investment team then selects individual securities to buy or sell which, from a yield perspective, appear either attractive or unattractive.  For individual securities, Hartford Investment Management assesses such factors as a company’s business environment, balance sheet, income statement, anticipated earnings, management team, and security structure.

The Hartford Short Duration Fund

Principal Investment Strategy:  The Fund seeks its goal by investing in securities that the sub-adviser, Hartford Investment Management Company (“Hartford Investment Management”), considers to be attractive giving consideration to both yield and total return.  The Fund normally invests at least 65% of its total assets in “investment grade” securities.  The Fund may invest up to 35% of its total assets in bank loans or loan participation interests in secured or unsecured variable, fixed or floating rate loans to U.S. and foreign corporations, partnerships and other entities (“Bank Loans”).  The Fund has an investment policy to invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, under normal circumstances, in fixed income securities, including Bank Loans; this policy may be changed by the Board without shareholder approval.  In order to manage the Fund’s interest rate risk, the Fund will utilize interest rate swaps.  The extent to which the Fund will utilize interest rate swaps depends on Hartford Investment Management’s view of the interest rate environment and general market conditions.  Generally, if Hartford Investment Management expects interest rates to rise, the Fund will buy interest rate swaps to hedge the portion of its assets invested in fixed rate corporate bonds.  A significant portion of the Fund’s assets could be exposed to the effects of and the risks associated with the Fund’s investments in interest rate swaps.  The Fund may invest up to 25% of its total assets in securities of foreign issuers, and may trade securities actively.

Hartford Investment Management uses what is sometimes referred to as a top-down analysis to determine which sectors or industries may benefit or be harmed from current and future changes in the economy.  Hartford Investment Management then selects individual securities to buy or sell from selected sectors and industries that, from a yield perspective, appear either attractive or unattractive.  For individual securities, Hartford Investment Management assesses such factors as a company’s business environment, balance sheet, income statement, anticipated earnings and management team, and security structure.

Bonds in which the Fund invests include, but are not limited to, (1) securities issued or guaranteed as to principal or interest by the U.S. Government, its agencies or instrumentalities; (2) non-convertible and convertible debt securities issued or guaranteed by U.S. corporations or other issuers (including foreign issuers); (3) asset-backed and mortgage-related securities, including collateralized mortgage obligations; (4) securities and loans issued or guaranteed as to principal or interest by a foreign issuer, including supranational entities such as development banks, non-U.S. corporations, banks or bank holding companies, or other foreign issuers; and (5) commercial mortgage-backed securities.

”Investment grade” quality means securities that are rated at the time of purchase within the four highest categories assigned by Moody’s Investor Services, Inc. (“Aaa”, “Aa”, “A” or “Baa”) or Standard & Poor’s (“AAA”, “AA”, “A” or “BBB”) or Fitch, Inc. (“AAA”, “AA”, “A” or “BBB”) or are unrated securities that are judged by Hartford Investment Management to be of comparable quality to securities rated within these four highest categories.  The Fund normally will maintain an average credit quality that is equivalent to at least “Baa3” by Moody’s and a dollar weighted average duration of less than 3 years.  Duration is a measure of the sensitivity of a fixed income security’s price to changes in interest rates.  The measure incorporates a bond’s yield, coupon and final maturity.  The longer a security’s duration, the more sensitive it will generally be to changes in interest rates.  Similarly, a fund with a longer average duration will generally be more sensitive to changes in interest rates than a fund with a shorter average duration.  For example, a U.S. Treasury security with a duration of 2 years can be expected to change in price by approximately 2% for every 100 basis point change in the yield of the security.

In a typical interest rate swap, one party agrees to make regular payments equal to a floating interest rate multiplied by a “notional principal amount,” in return for payments equal to a fixed rate multiplied by the same amount, for a specified period of time.  The Fund usually enters into swaps on a net basis.  The net amount of the excess, if any, of the Fund’s obligations over its entitlement with respect to each interest rate swap will be covered by an amount consisting of designated liquid assets having an aggregate net asset value at least equal to the accrued excess.  If the Fund enters into a swap on other than a net basis, the Fund will designate the full amount of the Fund’s obligations under each such swap.   If a default occurs by the other party to such transaction, the Fund will have contractual remedies pursuant to the agreements related to the transaction but such remedies may be subject to bankruptcy and insolvency laws which could affect the Fund’s rights as a creditor.